Exhibit 10.3

THIS AGREEMENT is made on the 10th day of September 2021

BETWEEN:-

(1)	HAPPY GROUP CREATION LIMITED, a limited liability company incorporated in Hong Kong whose registered office is at 27/F, The Galaxy, 313 Castle Peak Road, Kwai Chung, New Territories, Hong Kong (the “HGC”); AND

(2)	BOXASONE LIMITED, a limited liability company incorporated in Hong Kong whose registered office is at Room A, 8/F, Reason Group Tower, 403 Castle Peak Road, Kwai Chung, New Territories, Hong Kong (the “BAO”).

WHEREAS:

HGC agrees to engage BAO and BAO agrees to provide to HGC the services as described in Schedule 1 (the “Services”), subject to the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless explicitly stated as otherwise, the expressions listed below shall have the following meanings:

(a)	“Fees” means the fees as specified in Schedule 1 payable by HGC from time to time to BAO for provision of the Services;

(b)	“HKIAC” is as defined in Clause 17.2;

(c)	“GEL” means Global Engine Limited, a limited liability company incorporated in Hong Kong;

(d)	“Services” means the services as detailed in Schedule 1; and

(e)	“Term” means the term as specified in Schedule 1;

1.2	Where the context permits, words in the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.3	The headings to the provisions of this Agreement are for ease of reference only and shall not affect the interpretation or construction of them.

1.4	References to clauses, schedules and annexes are, unless otherwise stated, to clauses, schedules and annexes of and to this Agreement which together form an integral part of this Agreement.

2.	PROVISION OF SERVICES

2.1	In consideration of HGC paying the Fees to BAO in the manner described in Clause 3, BAO agrees to provide the Services to HGC subject to the terms and conditions herein and in Schedule 1.

2.2	HGC and BAO shall cooperate in good faith in all matters relating to the provision of Services including but not limited to obtaining all consents, licences or approvals necessary for BAO to fulfil its obligations hereunder.

2.3	HGC shall respect independent performance of the Services by BAO and shall communicate with BAO for any suggestions and BAO may assign, subcontract or delegate any rights, duties, obligations or liabilities under this Agreement to any third parties with the consent of HGC.

2.4	BAO shall be entitled to deploy resources of all forms or manners as necessary for the performance of the Services under this Agreement. HGC is required to provide all necessary actions and assistance, including but not limited to furnishing documents, preparing & signing agreements & documents, providing confirmation, acceptance & endorsement of all relevant matters, to be performed and completed by HGC within a reasonable period of time as requested by BAO for BAO to fulfil its obligations under this Agreement.

2.5

BAO shall perform system integration in accordance to the specifications in Schedule 2 and to enable the network connectivity and interoperability between the system, smart vending devices and the server.

2.6	The deployment of the System shall be subjected to the satisfaction of the Testing and Commissioning procedures as reasonably required by HGC. Commissioning tests shall be performed to assess the overall functionality of the system as per the standards and design specifications. Each components of the System must be individually tested to ensure that it install correctly. Any comments regarding abnormal operation to failed tests shall be recorded in the comments section of the commissioning schedule.

2.7	As soon as reasonably possible after the satisfactory completion of the Testing and Commissioning, HGC shall provide a written notification to certify that the platform has passed the Testing and Commissioning.

3.	PAYMENT

3.1	HGC shall pay the Fees to BAO for provision of the Services in the manner set out in Schedule 1. BAO shall not be responsible for all unforeseeable costs, tax, charges, and expenses incurred for and in connection with the provision of the Services by BAO except as expressly provided otherwise in this Agreement or approved in advance in writing by BAO.

3.2	All payment shall be made within thirty (30) days from the date of invoices issued by BAO to HGC.

3.3	Any delay in payment shall entitle BAO for the costs and expenses incurred in connection with the collection of overdue payments, whether made in or out of court, without prejudice to any rights or remedies legally available to BAO.

4.	TERMINATION

4.1	This Agreement shall terminate upon the expiry of the Term specified in Schedule 1 unless extended by mutual agreement by the parties in writing or terminated earlier pursuant to the terms of this Agreement.

4.2	This Agreement may be terminated by either party with a 30 days’ notice without cause.

4.3	The expiration or termination of this Agreement for whatever cause shall be without prejudice to any pre-existing and/or accrued rights and obligations of the parties hereunder.

4.4	Clauses 5, 6, 7, 11, 12, 13, 14 and 17 and those terms which by their nature should survive termination shall continue to apply after expiration or termination of this Agreement for whatever reason.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Each party represents and warrants that it has the authority necessary to enter into this Agreement and to do all things necessary to procure the fulfilment of its obligations in terms of this Agreement.

5.2	BAO represents, warrants and undertakes that the services will be duly performed and completed in a diligent, professional and business-like manner.

6.	LIMITATION OF LIABILITY

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY, FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES. THIS LIMITATION OF LIABILITY WILL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, OR FOR ANY LOSS OF REVENUE, DATA, OR PROFITS, AND INDEPENDENT OF ANY FAILURE OF ESSENTIAL PURPOSE OF THE WARRANTIES AND REMEDIES PROVIDED HEREUNDER. THIS LIMITATION OF LIABILITY WILL APPLY WHETHER OR NOT THE OTHER PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.	CONFIDENTIALITY

7.1	The parties agree to keep and procure to be kept secret and confidential any and all written and/or oral information of any kind relating to the terms of this Agreement and the business of the other party obtained from the other party pursuant to this Agreement or prior to it and to disclose the same only to those of its employees or contractors directly involved with the services and only to the extent necessary for each of them to perform his duties under this Agreement. The parties shall impose the above obligation on these persons.

7.2	The foregoing obligations shall not apply, however, to any part of such information which:

a)	was already in the public domain or which becomes so through no fault of the receiving party;

b)	was already known to the receiving party prior to receipt thereof; or

c)	was disclosed to the receiving party by a third party owing no duty of confidentiality towards the disclosing party in respect thereof.

7.3	Subject to the provisions in Clause 7.2 above, these obligations of confidentiality shall survive the expiration or termination of this Agreement.

8.	GENERAL PROVISIONS RELATING TO THE SYSTEM

8.1	HGC acknowledges that the intellectual property rights in all the specifications, source codes, computer programmes, materials and other documentation supplied by BAO to the HGC in any way connected with the System is vested in BAO and, upon the expiry or termination of this Agreement, HGC shall return to BAO all such specifications, source codes, computer programmes, materials and documentation and any copies thereof.

8.2	Upon the completion of Testing and Commissioning, HGC has the ownership of the system and database of the Smart Vending Solution. The customized version of the Smart Vending Solution initiated by HGC shall be owned by HGC.

8.3	BAO warrants that for the period of 3 years from the date of completion of Testing and Commissioning, BAO is obliged to repair and fix the Smart Vending Solution for the benefit of HGC upon any defects and systems errors. In any event that HGC require any system upgrade, BAO will provide support to HGC for the period of 3 years from the date of completion of Testing and Commissioning.

9.	ASSIGNMENT

9.1	Neither party shall assign or otherwise transfer its interest in this Agreement or its rights and obligations hereunder whether in whole or in part without the prior written consent of the other, except in circumstances of corporate succession by merger, consolidation, or other corporate reorganisation in relation to either party’s business.

10.	ENTIRE AGREEMENT

10.1	The parties hereto declare that this Agreement comprises the complete and exclusive agreement between them which supersedes all previous understandings, negotiations and proposals, whether oral or in writing. In case of any inconsistency, conflict with or ambiguity of any terms and conditions which are incorporated by reference, the terms and conditions of this Agreement shall prevail.

10.2	Save as expressly provided, no alteration, modification, amendment, waiver, consent or discharge shall be binding upon either party unless in writing and signed by both parties.

11.	NOTICES

11.1	Any notice required to be given under this Agreement shall be in writing and shall be sent to the address of the party as specified in this Agreement or such other address as that party shall designate by notice given in accordance with the provisions of this Clause from time to time. Any such notice shall be delivered by hand or by registered prepaid post and shall be deemed to have been served if delivered by hand upon signed receipt by the appointed representative of either party for the time being or if by post 48 hours after the day of posting.

12.	LEGAL RELATIONSHIP

12.1	Nothing herein shall create or imply any employment, principal-agent, joint venture or partnership relationship between HGC on the one hand, and BAO on the other.

12.2	Either party acknowledges that it is not part of the other party’s organisation and shall have no authority to commit or to bind the other party in any way in connection with the business, affairs or otherwise of the other party.

13.	SEVERABILITY

13.1	In the event that any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement. Instead this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

14.	WAIVER

14.1	No failure or delay on the part of any party to exercise any right, power or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by a party of any right, power or remedy. The rights, powers and remedies provided herein are cumulative and are not exclusive of any rights, powers or remedies at law.

15.	Force Majeure

15.1	Neither party shall be liable for any delays or failures attributable to its being affected by an Event of Force Majeure, but the party so affected shall use best endeavours to resume performance as quickly as possible and shall promptly give the other party full particulars of the failure or delay and consult with the other party concerning the failure or delay from time to time as appropriate. If any such delay or failure on the part of the BAO continues for a period of three (3) months, HGC shall be entitled to terminate this Agreement and/or any services provided under this Agreement immediately on giving written notice to BAO.

16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE

16.1	The parties do not intend any term of this Agreement to be enforceable by any person who is not a party to this Agreement pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap 623), and the parties agree that this Agreement shall be excluded from the application of the Contracts (Rights of Third Parties) Ordinance (Cap 623).

17.	APPLICABLE LAW AND DISPUTE RESOLUTION

17.1	This Agreement shall be governed by, construed and enforced in accordance with the laws of Hong Kong SAR and the parties hereto agree to be subject to the non-exclusive jurisdiction of the courts of Hong Kong SAR.

17.2	Notwithstanding Clause 17.1, a complaining party shall have the option to refer any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof, to arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) with three (3) arbitrators in accordance with the HKIAC Rules in force. Each party shall select one (1) arbitrator and the two (2) arbitrators shall select the third neutral arbitrator who shall be the Chairman of the arbitration panel. The language to be used in the arbitral proceedings shall be English.

- END -

IN WITNESS WHEREOF this Agreement has been executed in accordance with the constitution of the respective party on the day and year first above written.

SIGNED BY	)
FOR AND ON BEHALF OF	)
HAPPY GROUP CREATION LIMITED	)
in the presence of:-)
)
)
)
__________________________	)
)
)

SIGNED BY	)
FOR AND ON BEHALF OF	)
BOXASONE LIMITED	)
in the presence of:-)
)
)
)
)
__________________________	)
)
)

SCHEDULE 1

Part 1 - The Services

BAO shall provide the following services to HGC for the Smart Vending Solution:

1.	Proof of Concept
2.	Smart Vending Solution – Design and Build
3.	Smart Vending Solution Cloud Platform – Customization and Setup
4.	Testing and Commissioning Procedure

The Technical Specifications are stated in SCHEDULE 2.

The User Terms & Conditions are stated in SCHEDULE 3.

Part 2 – Term, Fees and Timeline

1.	Term:	From date of this Agreement to 14 November 2024 (both days inclusive) (the “Initial Term”) unless terminated early pursuant to the terms and conditions of this Agreement.

2.	Fees:

HGC shall pay the Solution Design, Build, Customization and Setup fees totalling HK$5,000,000.

HGC shall further pay the User License Charges totalling HK$3,000,000 for a Minimum Ordering Quantity (MOQ) of 1,500 Facility Units (@HK$2,000 per Facility Unit) covering the right to use the license for the period from 15 November 2021 to 14 November 2024. The User License Charges is subject to review for the fourth year onwards.

After deducting the special discount of 5%, HGC shall pay a fee totalling HK$7,600,000, of which (i) HK$1,000,000 shall be invoiced upon the signing of this Agreement and (ii) HK$6,600,000 shall be invoiced upon satisfactory completion of the Testing and Commissioning.

For the avoidance of doubt, any services performed by BAO not within the specified scope of areas set out in Part 1 of Schedule 1 to this Agreement shall incur extra fees and costs payable by HGC in the manner as determined by BAO.

OPTION: HGC can further purchase up to 2,000 additional User Licenses before end 2024 at a discounted charge of HK$1,500 per License.

Item	Service	Estimated Timeline
1	Proof of Concept	During November 2021

2	Smart Logistics Solution – Design and Build

3	Smart Logistics Solution Cloud Platform – Customization and Setup

4	Testing and Commissioning and Trial Run	15 November 2021

SCHEDULE 2

Technical Details

SCHEDULE 3

User Terms & Conditions

1.	Service level

BAO will provide the tier-2 technical support as followings:

1.	Provide remote technical support and troubleshooting if any for the client side equipment

2.	Technical support by email and phone for the Hardware and Software in the business hours (Monday to Friday 09:30 – 17:30 and Saturday 09:30 – 12:30 Sundays and public holidays excluded), with next business day for on-site maintenance after receiving call.

3.	A hotline (3955 2301) or another number agreed among the contractual parties will be provided. Time to Response on fault call is 4 hours from receiving call during office hours or next business day after office hours.

4.	After the 1st round remote diagnosis over the phone, an engineer will be dispatched to the site on the next business day for repair or replacement. If the fault is not covered under the warranty, an on-site checking fee of HK$500 will be payable per on-site visit.

5.	For parts that are not available during the first on-site visit, stock delivery or temporary loan units will be provided on the following business day on a best efforts basis.

BAO will provide the tier-3 technical support as followings:

1.	Technical support and troubleshooting if any for the Cloud Platform

2.	Technical support by email and phone for the Hardware and Software in the business hours (Monday to Friday 09:30 – 17:30 and Saturday 09:30 – 12:30 Sundays and public holidays excluded), with next business day for on-site maintenance after receiving call.

3.	Response Time: Within 4 hours or next Business Day, during Business Day

Severity definitions

BAO shall observe the severity definitions below. Any change of the severity during the Term is subject to mutual agreement.

Severity	Definition
Catastrophic	● Service unavailable; ● All End Users have no access to service; ● Entire Cloud Platforms down; ● Critical impact; ● No alternative available

High

● Service unavailable or partially not available;

● Individual cloud platform failed;

● Single point of failure and / or performance issues;

● Part of End Users have no access to Cloud Platforms or Services;

● Critical impact, alternative and bypass available

Medium	● Service unavailable or difficult to use; ● Major functions are not affected; ● Not critical but restricted function and some operational impact
Low

● Component or service unusable;

● Bypass or workaround possible, no operational impact;

● Not critical, deferred maintenance acceptable;

● Incorrect system report;

● Documentation fault;

● Operation queries

Service Credit

BAO agrees that the payment of Service Credits is not a penalty and is a genuine pre-estimate of loss likely to be suffered by HGC in respect of a failure of Support Services to comply with any Service Level.

HGC will be entitled to a Service Credit for breach by BAO of the Service Levels. The Service Credit due for any such breach will be calculated as a percentage of the total Service Fees paid or payable under this Agreement for the affected End Users for the month in which the breach occurred. The applicable percentages are set out in the Service Level Agreement. The total Service Credits due under this Agreement for any month shall not exceed 100% of the total Service Fees payable by HGC to BAO under this Agreement for that month.

BAO will process Service Credit claims from HGC during the subsequent month and within forty-five (45) days of receipt.

Service Level Agreement (SLA)

The table below sets out the Service Level of Support Services.

Description	Severity	Response Time	Target Service Level (measure monthly)	Service Credit as a % of Service Fees for affected End Users
Incident Response Time	Catastrophic	1 hour	100%	8%
	High	1 hour	100%	8%
	Medium	6 hours	100%	8%
	Low	2 days	100%	8%
Incident Report	Catastrophic	2 working days	100%	20%
	High	2 working days	100%	10%
Repetition of Incidents	—	—	Zero	5%
Problem Resolution	Catastrophic	—	1 week (90%) 4 weeks (100%)	50%
	High	—	3 week (90%) 6 weeks (100%)	40%
	Medium	—	4 weeks (90%) 10 weeks (100%)	30%
	Low	—	6 weeks (90%) 15 weeks (100%)	20%
System / Service Availability	Catastrophic	—	99.5%	50%
	High	—	99%	40%
	Medium	—	98.5%	30%
	Low	—	98%	20%
Regular Performance Review Meeting	—	—	100%	Not Applicable
Preventive Maintenance	—	—	100%	Not Applicable

BAO shall also maintain the following service levels:

	Parameters of Standard Offer	Support Services	Service Credit as a % of Service Fees for affected End Users
Service Provisioning Lead Time
New Provision	Lead Time of Inventory Assignment, End User Account Creation, and Storage Quota Update	2 business days	10%
RMA	Lead time of RMA Confirmation, and Inventory Assignment	4 weeks	10%
	Lead time to Repair or Replace Faulty Units (Upon receiving faulty units from HGC)	30 days	Not Applicable
Suspension	Lead time to suspend Services	8 hours	5%
	Lead time to resume Services	8 hours	10%
Termination	Lead time to terminate Services	8 hours	5%
Lead Time and Frequency to provide reports
	License Activation and Usage Report	Monthly report	Not Applicable
	Storage Usage Report	Monthly report	Not Applicable
	SLA Report	Monthly report	Not Applicable

Support Escalation

The table below sets out the BAO people escalation of Support Services.

	Title	Name	Contact Number
1st Line	Project Manager	Thomas Tse	9359 2040
2nd Line	CTO	Mega Sin	6077 2521
3rd Line	CEO	Andrew Lee	9198 1015

The table below sets out the Severity Escalation of Support Services.

Elapsed	Severity
Time	Catastrophic	High	Medium	Low
1 hour	Support Manager
4 hours	CTO	Support Manager
24 hours	CEO	CTO
48 hours
72 hours		CEO	Support Manager
96 hours			CTO	Support Manager

The flow chart below describes the support escalation procedure of the Support Services.

2.	Exclusions.

Support Services do not cover resolution of errors which result from (i) third party software, including but not limited to the cloud computing infrastructure provided by HGC or hardware not provided by BAO provided that BAO will provide reasonable assistance to work with any other Third Party Software or hardware supplier to resolve any issue, (ii) any non-BAO/GEL modification to the Cloud Platform Services, or (iii) misuse of the Cloud Platform Services by End User, or (iv) broadband connectivity in customer site or cloud platform.

Support Services do not cover modifications to the Cloud Platform Services to work around the dysfunction or limitation of third party software or hardware not provided by BAO/GEL; provided that BAO will provide reasonable assistance to work with any other Third Party Software supplier to resolve any issue.